EXHIBIT 16.1


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


June 29, 2000


Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated June 29, 2000 of Sauer-Danfoss Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



Arthur Andersen LLP
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Arthur Andersen LLP

Chicago,  IL